Exhibit 10.45

Letter of Indemnification
Dated August 20, 2010
Rank Group Limited
for the benefit and in favour of
the Indemnitees defined in this Letter of Indemnification
(Austria — SIG)

THIS Letter of Indemnification is made on August 20, 2010
BY:
Rank Group Limited, a company registered in New Zealand whose registered office is at c/o Bell Gully (GJM), Level 22, Vero Centre, 48 Shortland Street, Auckland, New Zealand (“Rank”);
IN FAVOUR AND FOR THE BENEFIT OF:
Each Indemnitee (as defined below).
BACKGROUND
A.	On 5 November 2009 Beverage Packaging Holdings (Luxembourg) III S.à r.l. acquired, both directly and through a subsidiary, the Closure Systems International group of companies and the Reynolds Consumer Products group of companies. The financing arrangements put in place for this acquisition, and the original acquisition of the SIG group of companies, were amended or replaced, including (without limitation) by (i) the entry into of a senior secured credit agreement, dated 5 November 2009, between, among others, Reynolds Group Holdings Limited (“RGHL”), the borrowers listed therein and Credit Suisse AG as administrative agent (as subsequently amended, restated or otherwise modified from time to time, the “Senior Credit Facilities”), (ii) the entry into of an indenture dated 5 November 2009 (the “2009 Indenture”), in respect of senior secured notes due 2016 (the “2009 Notes”) and (iii) entry into certain intercreditor arrangements in respect of the Senior Credit Facilities, the 2009 Notes, and certain senior notes and senior subordinated notes issued in 2007 by Beverage Packaging Holdings (Luxembourg) II S.A. (together the “2007 Notes”) (collectively, the “Existing Financing”).

B.	On 4 May 2010 RGHL indirectly acquired (i) the Evergreen group of companies (the “Evergreen Group”) from certain subsidiaries of the parent of the Evergreen Group, Carter Holt Harvey Limited (“CHH”) and (ii) the business, assets and liabilities of the Whakatane Paper Mill from CHH (collectively, the “Acquisition”).

C.	In connection with the Acquisition, certain members of the Evergreen Group, RGHL and certain of its subsidiaries incurred additional debt, and the Existing Financing was supplemented and/or amended (the “Evergreen Financing”). In connection with the Evergreen Financing the Austrian Obligor (as defined

below)	may, among other things, be required to do all or some of the following:
1.	enter into a new indenture in respect of new unsecured notes (the “Unsecured Notes”) issued by an indirect subsidiary of RGHL, including the provision of unsecured guarantees in respect of such notes;

2.	confirm that the guarantees and/or security provided by the Austrian Obligors in respect of the 2009 Notes extends to any additional senior secured notes, issued either by way of (i) a supplement to the 2009 Indenture or (ii) a new senior notes indenture (collectively, the Senior Secured Notes”);

3.	confirm that the guarantees and/or security provided by the Austrian Obligors in respect of the Senior Credit Facilities extends to the additional debt incurred either under (i) an incremental facility provided for in the Senior Credit Facilities and/or (ii) an amendment to the Senior Credit Facilities (collectively, the “Bank Debt”); and
4.	enter into new, and/or amend existing, intercreditor arrangements in respect of the Unsecured Notes, the Senior Secured Notes, the Bank Debt and the 2007 Notes,
     (collectively, the “Transactions”).
D.	Rank has agreed to provide an indemnity to the Indemnitee as further described below.
It is the intention of Rank that this document be executed as a Letter of Indemnification in favour and for the benefit of each Indemnitee.
THIS LETTER OF INDEMNIFICATION WITNESSES as follows:
1.	Definitions

“Austrian Obligor” means each company listed in Part A to the Schedule to this Letter of Indemnification.

“Director” means any managing director (Geschäftsführer) or supervisory board member (Aufsichtsratsmitglied) of SIG Austria Holding GmbH, SIG Combibloc GmbH and SIG Combibloc GmbH & Co.KG.

“Indemnitee” means each Director listed in Part B to the Schedule to this Letter of Indemnification.

“Indemnitee Company” means, in relation to an Indemnitee, any Austrian Obligor of which an Indemnitee is a Director.

2.	Indemnification

Rank shall upon first demand indemnify each Indemnitee against expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by an Indemnitee or on an Indemnitee’s behalf in connection with any proceeding resulting from or relating to decisions the Indemnitee made or any actions the Indemnitee took on behalf of an Indemnitee Company in his or her capacity as a Director of the Indemnitee Company on written (including by e-mail or telefax) instruction from a direct or indirect shareholder of the relevant Indemnitee Company in connection with any transactions or the approval or execution of any resolutions or documents in relation to the Transactions.

3.	Limitations on Indemnification

Notwithstanding any other provision of this Letter of Indemnification, an Indemnitee shall not be entitled to indemnification under this Letter of Indemnification:
1.	to the extent that payment is actually made, or for which payment may be immediately claimed, to or on behalf of the relevant Indemnitee under an insurance policy, unless the Indemnitee assigns to Rank any related payments claims under such insurance policy; or

2.	to the extent that payment has or will be made to the relevant Indemnitee by the Indemnitee Company or any affiliate of Rank otherwise than pursuant to this Letter of Indemnification.

4.	Indemnification Procedure

A.	Each Indemnitee shall give Rank notice in writing (including by e-mail or telefax) as soon as practicable of any proceeding in relation to that Indemnitee for which indemnification will or could be sought under this Letter of Indemnification. To obtain indemnification payments or advances under this Letter of Indemnification, an Indemnitee shall submit to Rank a written request therefore, together with such invoices or other supporting information as may be reasonably requested by Rank and reasonably available to the relevant Indemnitee. Rank shall make such indemnification payment within 10 business days of receipt of such invoices and supporting information.

B.	Each Indemnitee shall be obliged as soon as practicable to claim his rights under any applicable insurance policy and shall assign to Rank any related payments claims under such insurance policy. However, this clause 4.2 does not affect the Indemnitee’s right to indemnification under clause 2 above.

C.	For the avoidance of doubt, an Indemnitee shall not forego any rights to indemnification under this Letter of Indemnification where he fails to give notice within the period specified in sentence 1 (“as soon as practicable”) of this clause 4.

5.	Severability

If any provision or provisions of this Letter of Indemnification shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions of this Letter of Indemnification and this Letter of Indemnification shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law.

6.	Governing law and jurisdiction

This Letter of Indemnification shall be governed by and its provisions construed in accordance with Austrian law. For the benefit of each Indemnitee, Rank submits to the non-exclusive jurisdiction of the courts of Austria to settle any dispute arising out of or in connection with this Letter of Indemnification (including any dispute regarding the existence, validity or termination of this Letter of Indemnification).

7.	Amendments

No amendment or modification of this Letter of Indemnification shall be effective unless it is approved in writing by each Indemnitee having the benefit of this Letter of Indemnification.

IN WITNESS of which this Letter of Indemnification has been executed and has been delivered on the date stated at the beginning of this Letter of Indemnification for the benefit and in favour of each Indemnitee.
Rank Group Limited

/s/ Gregory Cole
By:	Gregory Cole
Position: Director
Address: 18 Tarata Street, Mt. Eden, North Auckland 1024

Schedule
Part A
List of Austrian Obligors
SIG Austria Holding GmbH
SIG Combibloc GmbH and Co. KG
SIG Combibloc GmbH

7

Part B
List of Indemnitees
• Marco Haussener
• Rolf Stangl
• André Rosenstock
• Wolfgang Ornig
• Holger Dickers
• Dieter Koch
• Daniel Kiwit
• Annelies Schell
• Philipp Trixl

8